Exhibit 99.1

OSI Restaurant Partners, LLC Announces Closing of Tender Offer for 10% Senior Notes due 2015

Tampa, Florida, March 23, 2009 - OSI Restaurant Partners, LLC (the “Company”) today announced that it has accepted for purchase approximately $240 million in principal amount of its outstanding 10% Senior Notes due June 15, 2015 issued by the Company and OSI Co-Issuer, Inc., a wholly owned subsidiary of the Company, which were validly tendered pursuant to its previously announced cash tender offer for such notes (the “Tender Offer”).

The Tender Offer was made pursuant to the Offer to Purchase dated February 18, 2009, as amended March 5 and March 20, 2009, and the related Letter of Transmittal. The Tender Offer expired at 5:00 p.m. New York City time, on March 20, 2009. The aggregate consideration to be paid by the Company for the notes accepted for purchase, excluding accrued interest, is approximately $73 million.

Miller Buckfire & Co., LLC acted as Dealer Manager for the Tender Offer.  Questions regarding the Tender Offer should be directed to Miller Buckfire & Co., LLC, Adam Fitzner (212) 895-1865 or Ofir Nitzan (212) 895-1871.

This press release is for informational purposes only.  This press release is not an offer to purchase or a solicitation of an offer to sell any securities, which is being made only pursuant to the Offer to Purchase and the related Letter of Transmittal. The Tender Offer was not made to holders of notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

About OSI Restaurant Partners
OSI Restaurant Partners’ portfolio of brands consists of Outback Steakhouse, Carrabba’s Italian Grill, Bonefish Grill, Fleming’s Prime Steakhouse & Wine Bar, Roy’s and Cheeseburger in Paradise restaurants.  It has operations in 49 states and 20 countries internationally.

Contact:
Dirk Montgomery
Chief Financial Officer of OSI Restaurant Partners
(813) 830-5311